Exhibit d.11


January 13, 2000

U.S. Nuclear Regulatory Commission
Document Control Desk
Washington, DC 20555

Subject: Notification/Application pursuant to 10 CFR Section 50.80 regarding Operating License Nos. DPR-5 for Indian Point-1 (Docket No.50-3), DPR-26 for Indian Point-2 (Docket No.50-247), DPR-21 for Millstone-1 (Docket No. 50-
245), DPR-65 for Millstone-2 (Docket No. 50-336), NPF-46 for Millstone-3 (Docket No.50-423), and NPF-86 for Seabrook (Docket No. 50-443)

Dear Sirs:

     This letter is to advise and notify the Commission of the proposed merger of Consolidated Edison, Inc. ("CEI") and Northeast Utilities ("NU") pursuant to the terms and conditions of a merger agreement dated October 13, 1999. The companies intending to merge are the parent corporations of the Operating License holders for the Indian Point 1 and 2, Millstone 1, 2 and 3, and Seabrook nuclear power plants. To the extent required by Section 184 of the Atomic Energy Act, as amended, and 10 CFR. Section 50.80, Consolidated Edison Company of New York, Inc, Northeast Nuclear Energy Company, and North Atlantic Energy Service Corporation, the licensed operators of the above-referenced nuclear power plants, jointly request the Commission's consent to any indirect transfer of control of the operating licenses for such plants
that the Commission may deem associated with the merger transactions.   The
consummation of the merger is dependent upon the receipt of various federal
and state regulatory approvals.   Assuming all required regulatory and
shareholder approvals are obtained in a timely fashion, the parties anticipate consummating the merger in mid-2000.

     Through its subsidiaries and affiliates CEI provides service to over three million electric customers and over one million gas customers in New York City and Westchester, Rockland and Orange Counties in New York, and
adjacent sections of New Jersey and Pennsylvania.   For the year ending
December 31, 1998, CEI had approximately $7 billion in consolidated operating revenues.

     Northeast Utilities is a public utility holding company for a number of
companies comprising the Northeast Utilities system.   Through its
subsidiaries and affiliates, NU provides electric service to over 1.7 million
customers in Connecticut, New Hampshire and Massachusetts.   In June 1999 NU
entered into an agreement to acquire Yankee Energy System, Inc. ("YES").
This merger is expected to become effective as early as the first quarter of
2000.   YES, through a wholly-owned subsidiary, is the largest natural gas
distributor in Connecticut.   For the year ending December 31, 1998, NU had
approximately $3.8 billion in consolidated operating revenues.

     The October 13, 1999 CEI/NU merger agreement provides for the combination of CEI and NU to occur through two simultaneous mergers: the merger of CEI into New CEI, a Delaware corporation, and the merger of an
indirect wholly-owned subsidiary of New CEI with NU.   Upon the completion of
all of the related merger transactions New CEI will own all of the assets of
CEI, and NU will be a wholly-owned subsidiary of New CEI.   The utility
subsidiaries of CEI and NU, including the Operating License holders of the affected nuclear units, will retain their individual names and identities and continue to serve their respective service territories.

     The combined company, New CEI, will be the nation's largest electric distribution utility with over 5 million electric customers, as well as 1.4 million gas customers, serving large areas of the northeastern United States
with a population of more than 13 million.   The combined company will have
revenues on a pro forma basis of approximately $11 billion and total assets of almost $28 billion.

     It should be noted that: (1) after the consummation of the merger transactions the corporate parents of each of the licensed operators of the affected nuclear units will remain the same, and such licensees will continue to exercise direct control over licensed activities at their nuclear facilities; (2) Consolidated Edison Company of New York, Inc. and subsidiaries of NU will continue to hold their respective NRC licenses to own their respective interests in and operate the Indian Point 1 and 2, Millstone 1, 2 and 3, and Seabrook nuclear plants; (3) no change in the management or operation of any of the affected nuclear units will result from the merger;
(4) Consolidated Edison Company of New York, Inc. and the subsidiaries of NU that own interests in the plants will each continue to be an "electric utility" as provided in 10 CFR Section 50.2, in that each will continue to be subject to regulation by cognizant state public utility commissions and the Federal Energy Regulatory Commission ("FERC") after the merger; (5) neither New CEI nor NU will be owned, controlled or dominated by any non-U.S. citizen, foreign corporation or foreign government; and (6) all of the members elected to the New CEI Board of Directors will be U.S. citizens.

     Finally, NRC antitrust review of the merger transaction does not appear to be necessary or appropriate consistent with the Commission's June 18, 1999 decision in Kansas Gas and Electric Company (Wolf Creek Generating Station). A review of market and economic issues related to the merger will be conducted by sister federal agencies under the Hart-Scott-Rodino Antitrust Improvements Act (Department of Justice) and the Federal Power Act (FERC).

     To the extent that the NRC believes the CEI/NU merger entails an indirect transfer of control of the respective NRC license interests of Consolidated Edison Company of New York, Inc. or the referenced subsidiaries
of Northeast Utilities, consent to any such transfers is requested.   The
enclosed Notification/Application sets forth further information as provided
in 10 CFR Sections 50.80 and 30.34(b).   A copy of the referenced merger
agreement is appended to the Notification/Application.   A copy of the merger
Joint Proxy Statement will also be filed with the Commission as soon as it is available.

     As we note, the parties contemplate that the merger will be effected,
subject to regulatory and shareholder approvals, in mid-2000.   In the event
the NRC has any questions or requires additional information, please contact either the undersigned or Mr. Richard M. Kacich, NU Director of Business
Services, at your earliest convenience.   Mr. Kacich can be contacted by
telephone at 860.440.2076, or by E-mail at  kacicrm@gwsmtp.nu.com.   We will
be pleased to cooperate fully in facilitating the consideration of our request and in supplying any further information that the NRC may require. Service upon the applicants of comments, hearing requests, intervention petitions or other pleadings, if applicable, should be made to Brent L. Brandenburg, Esq., Consolidated Edison Co. of New York, Inc., 4 Irving Place
- 1830, New York, NY  10003, and William J. Quinlan, Esq., Northeast
Utilities, 107 Selden Street, Berlin, CT  06037.   Mr. Brandenburg's phone
number is 212.460.4333; his E-mail address is brandenburgb @coned.com; Mr. Quinlan's phone number is 860.665.3761; his E-mail address is quinlwj@nu.com.

Very truly yours,



John F. Groth                           Bruce D. Kenyon
Sr. Vice President and                  President - Generation Group
  Chief Nuclear Officer                 Northeast Utilities
Consolidated Edison Company             P. O. Box 270
  of New York, Inc.                     Hartford, CT 06141
Broadway & Bleakley Avenue
Buchanan, NY  10511

cc: 	Distribution List attached

           CE/NU 10 CFR. Section 50.80 Notification/Application


Distribution List

Samuel J. Collins
Director, Office of  Nuclear Reactor Regulation
U.S. Nuclear Regulatory Commission
Mail Stop 5E7
Washington, DC  20555

Hubert J. Miller
Regional Administrator, Region I
U.S. Nuclear Regulatory Commission
475 Allendale Road
King of Prussia, PA  19406

*  Paul Eddy
New York State Department of
Public Service
3 Empire State Plaza
Albany, NY  12223

*  Charles Donaldson, Esq.
Assistant Attorney General
New York Department of Law
120 Broadway
New York,  NY  10271

*  The Honorable Alfred Donahue
Mayor, Village of Buchanan
236 Tate Avenue
Buchanan, NY  10511

*  William F. Valentino
President, New York State Energy
Research  and Development Authority
Corporate Plaza West
286 Washington Avenue Ext.
Albany, NY  12223-6399

*  Dr. Edward L. Wilds
Director, Division of Radiation
Department of Environmental Protection
State of Connecticut
79 Elm Street
Hartford, CT 06106-5127

*  Woodbury P. Fogg
Director, New Hampshire Office of
Emergency Management
State Office Park South
107 Pleasant Street
Concord, NH   03301

*  William J. Raymond
Senior Resident Inspector - Indian Point Station
U.S. Nuclear Regulatory Commission
P.O. Box 38
Buchanan, NY  10511

*  Paul C. Cataldo
Senior Resident Inspector - Millstone Unit 1
U.S. Nuclear Regulatory Commission
P. O. Box 513
Niantic, CT  06357

*  David P. Beaulieu
Senior Resident Inspector - Millstone Unit 2
U.S. Nuclear Regulatory Commission
P. O. Box 513
Niantic, CT  06357

*  Antone C. Cerne
Senior Resident Inspector - Millstone Unit 3
U.S. Nuclear Regulatory Commission
P. O. Box 513
Niantic, CT  06357

*  Raymond K. Lorson
Senior Resident Inspector - Seabrook Unit 1
U.S. Nuclear Regulatory Commission
P. O. Box 1149
Seabrook, NH  03874

Robert S. Wood
Office of Nuclear Reactor Regulation
U.S. Nuclear Regulatory Commission
Mail Stop 10E46
Washington, DC  20555

Steven R. Hom
Office of General Counsel
U.S. Nuclear Regulatory Commission
Mail Stop 15D21
Washington, DC  20555

*  John L. Minns
Project Manager - Indian Point Unit 1
Division of Reactor Program Management
U.S. Nuclear Regulatory Commission
Mail Stop  10D-4
Washington,  DC  20555

*  Jefferey F. Harold
Project Manager - Indian Point Unit 2
Project Directorate I-1
U.S. Nuclear Regulatory Commission
Mail Stop  14B-2
Washington,  DC  20555

*  Louis L. Wheeler
Project Manager - Millstone Unit 1
Project Directorate I-2
U.S. Nuclear Regulatory Commission
Mail Stop  11D19
Washington,  DC  20555

*  Jacob I. Zimmerman
Project Manager - Millstone Unit 2
Project Directorate I-2
U.S. Nuclear Regulatory Commission
Mail Stop  8B1
Washington,  DC  20555

*  Victor Nerses
Project Manager - Millstone Unit 3
Project Directorate 1-2
U.S. Nuclear Regulatory Commission
Mail Stop 8C2
Washington, DC  20555

Robert M. Pulsifer
Project Manager - Seabrook Unit 1
Project Directorate 1-2
U.S. Nuclear Regulatory Commission
Mail Stop 4H6
Washington, DC  20555


*  Excluding merger agreement



                        UNITED STATES OF AMERICA

                      NUCLEAR REGULATORY COMMISSION


In the Matter of                )     Docket Nos.
                                )
Consolidated Edison Company of  )     50-3
New York, Inc. and Northeast    )     50-245
Utilities, et al.               )     50-247
                                )     50-336
Indian Point Unit 1 and 2,      )     50-423
Millstone Unit 1, 2 and 3,      )     50-443
and Seabrook Station Unit 1     )



                  NOTIFICATION OF MERGER/APPLICATION
                  FOR TRANSFERS OF CONTROL REGARDING
              INDIAN POINT 1 AND 2, MILLSTONE 1, 2 AND 3,
                  AND SEABROOK NUCLEAR POWER STATIONS


                       INTRODUCTION AND BACKGROUND

     Consolidated Edison Company of New York, Inc. is the holder of NRC Facility License Nos. DPR-5 dated March 26, 1962, and DPR-26 dated September
28, 1973.   The operating licenses authorize the holder to possess the Indian
Point Nuclear Generating Station Units 1 and 2, respectively, and authorize Consolidated Edison Company of New York, Inc. to use and operate Indian Point 1 and 2 in accordance with the conditions and requirements set forth in the
respective operating licenses.   Consolidated Edison Company of New York,
Inc. is the sole license holder for Indian Point 1 and 2.

     Northeast Utilities subsidiaries The Connecticut Light and Power Company ("CL&P") and Western Massachusetts Electric Company ("WMECO") are the holders of NRC Facility License Nos. DPR-21 dated October 7, 1970, and DPR-65 dated
September 26, 1975.    The operating licenses authorize the holders to
possess the Millstone Nuclear Generating Station Units 1 and 2, respectively, and authorize Northeast Utilities' ("NU") subsidiary Northeast Nuclear Energy Company ("NNECO") to possess, use and operate Millstone Units 1 and 2 in accordance with the conditions and requirements set forth in the respective
operating licenses.   The referenced NU subsidiaries are the sole license
holders for Millstone 1 and 2.

     NU subsidiaries CL&P, WMECO and Public Service Company of New Hampshire ("PSNH"), together with eleven other investor-owned and municipal entities unaffiliated with NU, are the holders of NRC Facility License No. NPF-46
dated January 31, 1986.   The operating license authorizes the holders to
possess Millstone Nuclear Generating Station Unit 3, and authorizes NNECO to use and operate Millstone 3 in accordance with the operating license conditions and requirements.

     NU subsidiaries CL&P and North Atlantic Energy Corporation ("NAEC"), together with nine other investor-owned and municipal entities unaffiliated with NU, are the holders of NRC Facility License No. NPF-86 dated March 15,
1990.   The operating license authorizes CL&P and NAEC to possess Seabrook
Station Unit No. 1 ("Seabrook"), and authorizes another NU subsidiary, North Atlantic Energy Service Corporation ("NAESCO"), to possess, use and operate Seabrook in accordance with the conditions and requirements set forth in the operating license.

     CL&P, WMECO and PSNH are wholly-owned subsidiaries of NU.   The  primary
business of these three companies is the transmission, distribution and generation of electric energy in the states of Connecticut, Massachusetts,
and New Hampshire, respectively.   CL&P has ownership interests in the
Millstone and Seabrook units, WMECO has ownership interests in the Millstone units, and PSNH has an ownership interest in Millstone 3.

     NAEC is a wholly-owned, special-purpose operating subsidiary of NU that owns a 35.98 percent interest in Seabrook, and sells its share of the capacity and output from Seabrook to PSNH under two life-of-unit, full-cost recovery contracts. NNECO and NAESCO are wholly-owned subsidiaries of NU. They act as agents for NU affiliated companies and other New England entities in operating the Millstone and Seabrook nuclear units, respectively, but have no ownership interests.

     The parent companies and the assignment of operating and ownership responsibilities for the Indian Point, Millstone and Seabrook units as described above have previously been recognized by the Commission. Consolidated Edison Company of New York, Inc. is a wholly-owned subsidiary of
Consolidated Edison, Inc. ("CEI").   The restructuring leading to the
formation of CEI as the corporate parent of Indian Point 1 and 2 license holder Consolidated Edison Company of New York, Inc. was approved by the NRC
in an Order dated December 4, 1997.   NU was formed in 1966 with Millstone
license holders CL&P and WMECO as wholly-owned subsidiaries.   The NRC
approved PSNH as a licensee of Millstone 3 in its January 31, 1986 order
authorizing full power operation of Millstone 3.   The NRC approved CL&P as a
licensee of Seabrook in its March 15, 1990 order authorizing full power
operation of Seabrook.   In two May 29, 1992 orders the NRC approved NAEC as
a licensee of Seabrook, and further authorized NAESCO to act as the managing authority for Seabrook.

     The purpose of this notification/application is to describe the proposed merger transaction between CEI and NU pursuant to a merger agreement dated October 13, 1999, and to the extent required by Section 184 of the Atomic Energy Act, as amended, and 10 CFR Section 50.80, to seek the Commission's consent to any indirect transfer of control of the operating licenses for the referenced nuclear units that the Commission may deem associated with the
merger.   The October 13, 1999 CEI/NU merger agreement provides for the combination of CEI and NU to occur through two simultaneous mergers: the merger of CEI into New CEI, a Delaware corporation, and the merger of an
indirect wholly-owned subsidiary of New CEI with NU.   Upon the completion of
all of the related merger transactions New CEI will own all of the assets of CEI (substantially all of which is the stock of its subsidiaries, including Consolidated Edison Company of New York, Inc.), and NU will be a wholly-owned
subsidiary of New CEI.   The related merger transactions are described in
more detail in the October 13, 1999 merger agreement which is appended to and
filed with this notification/application as an exhibit.   A copy of the
merger Joint Proxy Statement will also be filed with the commission as a further exhibit to this notification/application as soon as it is available.

     The merged companies anticipate achieving significant cost savings and efficiencies, principally through the consolidation of duplicative
activities, increased scale, and improved purchasing power.   These changes
will reduce the operating costs of the merged companies to the benefit of their customers, employees, shareholders and the communities they serve. The merger will therefore enhance the licensees' financial resources to possess and operate the Indian Point 1 and 2, Millstone 1, 2 and 3, and Seabrook nuclear plants.

     The merger will have no adverse effect on the management or operation of
the affected nuclear plants.   The technical qualifications of the plant
operators -- Consolidated Edison Company of New York, Inc. for Indian Point 1 and 2, Northeast Nuclear Energy Company for Millstone 1, 2 and 3, and North Atlantic Energy Service Corporation for Seabrook -- will not be diminished, since the technical management and nuclear organizations currently responsible for operating and maintaining these plants will not be changed as a result of the merger and will remain responsible for their operation and maintenance.

     In addition to NRC review, the merger will be reviewed or approved by
numerous other federal and state agencies.   Among the federal agencies
reviewing the merger are the Federal Energy Regulatory Commission ("FERC"), the Securities and Exchange Commission ("SEC"), the U.S. Department of
Justice ("DOJ"), and the Federal Trade Commission ("FTC").   New CEI will be
required to register under Section 5 of the Public Utility Holding Company Act within 30 days of the merger effective date, and will thereafter become subject to the restrictions imposed on registered holding companies.

     Among the matters that will be considered by these agencies are the
competitive aspects of the merger.   The NRC need not undertake any
additional antitrust review related to the merger because (1) no such review is necessary or appropriate in accordance with the Commission's decision in Kansas Gas and Electric Company (Wolf Creek Generating Station, Unit 1), CLI-99-19 (June 19, 1999), (2) the licensees do not seek any change to the terms, conditions or provisions of the affected NRC licenses, (3) no significant changes in the activities of the licensees have occurred since prior NRC antitrust reviews, nor will any such changes occur as a result of the merger, and (4) the competitive aspects of the merger will be thoroughly reviewed by other federal agencies.

     Part I below sets forth the information required by 10 CFR Section 50.80
pertaining to the proposed merger.   Part II discusses the likely effective
date of the merger, and thus the desired timing of such review as the NRC determines to conduct.

I.   INFORMATION FOR TRANSFERS OF CONTROL

A.   General Information Concerning Consolidated Edison Company of New York,
     Inc.

1.   Name and Address

     Consolidated Edison Company of New York, Inc.
     4 Irving Place
     New York, New York   10003

2.   Description of Business

     Consolidated Edison Company of New York, Inc., is a wholly-owned subsidiary of Consolidated Edison, Inc. ("CEI"), a New York corporation and exempt holding company under the Public Utility Holding Company Act
("PUHCA").   CEI's stock is publicly held.   Following the merger,
Consolidated Edison Company of New York, Inc. will be a wholly-owned
subsidiary of New CEI, which will succeed CEI.   Consolidated Edison Company
of New York, Inc.'s principal business will remain the same as it is now, which is to provide electric energy in New York City and Westchester County to residential, commercial and industrial customers for their own use, and in New York and elsewhere for resale.

3.   Organization and Management

     Consolidated Edison Company of New York, Inc. is, and after the merger will remain, a corporation organized and existing under the laws of the State
of New York.   All of Consolidated Edison Company of New York, Inc.'s
officers are citizens of the United States.   All of the directors and
officers of CEI are also citizens of the United States.

     Upon completion of the merger, New CEI and NU will be the surviving companies, and the former holders of CEI and NU common stock will together
own all of the outstanding shares of common stock of New CEI.   The merger
agreement contemplates that four members of the New CEI Board of Directors will be recommended by NU, and that the remaining directors will be
designated by CEI.   The merger agreement provides that Eugene R. McGrath
(Chairman, President and Chief Executive Officer of CEI) will be the Chairman
and Chief Executive Officer of New CEI.   Michael G. Morris (Chairman and
Chief Executive Officer of NU) will become President of New CEI.   Neither
CEI nor NU has designated the Board of Directors for New CEI, however all
members of the New CEI Board will be U.S. citizens.   Once the Board members
have been nominated their names will be provided to the Commission.

     Following the proposed merger New CEI will not be owned, controlled or dominated, directly or indirectly, by an alien, foreign corporation or
foreign government.   Consolidated Edison Company of New York, Inc. is not
acting as an agent or representative of any other person in this notification of (or, to the extent deemed necessary by the NRC, application for consent to) the proposed merger.

B.   General Information Concerning Northeast Utilities

1.   Name and Address
     Northeast Utilities
     174 Brush Hill Avenue
     West Springfield, Massachusetts   01090

and

     107 Selden Street
     Berlin, Connecticut   06037

2.   Description of Business

     NU is a registered holding company under PUHCA. NU's stock is publicly
held.   Following the proposed merger, NU will be a wholly-owned subsidiary
of New CEI.   Its principal business will remain the same as it is now, which is to provide through its subsidiaries and affiliates electric energy in the states of Connecticut, Massachusetts and New Hampshire to residential, commercial and industrial customers for their own use, and in these states and elsewhere to wholesale customers for resale.

3.   Organization and Management

     NU is, and will remain after the merger, a business trust organized and
existing under the laws of the State of Massachusetts.   All of NU's trustees
and officers are citizens of the United States.

     Following the proposed merger NU will not be owned, controlled or
dominated by an alien, foreign corporation or foreign government.   NU is not
acting as an agent or representative of any other person in this notification/application.

C.   Technical Qualifications

     The proposed merger will have no adverse effect on either the management organization or technical personnel of either: Consolidated Edison Company of New York, Inc., the entity currently responsible for operating and maintaining Indian Point 1 and 2; Northeast Nuclear Energy Company, the entity currently responsible for operating and maintaining Millstone 1, 2 and 3; or North Atlantic Energy Service Corporation, the entity currently
responsible for operating and maintaining Seabrook.   The technical
qualifications of these plant operating entities will be undiminished by the merger since the current nuclear organizations and personnel will continue to be responsible for the operation and maintenance of the affected nuclear
facilities after the merger.   The merger may also present enhanced
opportunities to share specialized expertise and best practices among various organizations.

     The present Indian Point 1 and 2 organization consists of fifteen departments staffed by Consolidated Edison Company of New York, Inc. personnel: Operations, Maintenance, Radiation Protection, Nuclear Safety and Licensing, Corrective Action Group, Site Engineering, Environmental Health and Safety, Test and Performance, Nuclear Projects, Nuclear Training, Design Engineering, Outage Planning, Configuration Management and Control, Reactor
and Fuel Engineering, and Emergency Planning.   These departments report to
either the Consolidated Edison Company of New York, Inc. Vice President, Nuclear Operations or the Consolidated Edison Company of New York, Inc. Vice President, Nuclear Engineering, who in turn both report to the Consolidated Edison Company of New York, Inc. Senior Vice President, Nuclear.

     The merger does not involve any change in these reporting relationships. The nuclear organization will continue to have well-delineated lines of authority, and the technical and administrative competency of the organization will not be changed as a consequence of the merger transaction. Therefore, the technical qualifications of Consolidated Edison Company of New York, Inc. to carry out its responsibilities under the Indian Point 1 and 2 operating licenses will not be adversely affected by the proposed merger.

     The present Millstone 1, 2 and 3 organization consists of 15 departments staffed by NNECO personnel: Business Services, Design Engineering, Employee Concerns Program, Human Resources, Information Technology, Maintenance Services, Materials & Document Control, Nuclear Communications, Nuclear Engineering, Operations, Oversight & Regulatory Affairs, Plant Engineering, Site Services, Training, Work Management, and a Millstone 1 decommissioning
organization.   These departments report to either the NNECO Vice President -
Nuclear Operations, the NNECO Vice President - Nuclear Technical Services, the NNECO Vice President - Nuclear Work Services, or the NNECO Vice President, Human Services - Nuclear, who in turn all report to the NNECO
Senior Vice President & Chief Nuclear Officer.   The NNECO Senior Vice
President & Chief Nuclear Officer in turn reports to the Chief Executive Officer of NNECO, who also holds the NU title of President - Generation Group.

     The merger does not involve any change in these reporting relationships. The NNECO organization will continue to have clear and direct lines of responsibility and authority, and the overall technical and administrative abilities of the organization will remain unchanged after the merger. Therefore, the technical qualifications of NNECO to carry out its responsibilities under the Millstone Units 1, 2 and 3 operating licenses will not be adversely affected by the proposed merger.

     In its May 29, 1992 order the Commission concluded that NAESCO is
technically qualified to operate Seabrook.   The NAESCO organization consists
of three divisions: the Station, Engineering and Support Services.   Each of
these divisions is headed by a Director who reports to the Executive Vice
President and Chief Nuclear Officer at Seabrook Station.   Also reporting
directly to the Executive Vice President and Chief Nuclear Officer are Nuclear Oversight and several other support departments such as Human Resources and Organizational Development, and Environmental, Government and Owner Relations.

     After the merger, NAESCO will continue to serve as the managing agent for Seabrook and the internal reporting relationships will be unchanged as a
result of the merger.   The merger will not alter the staffing of NAESCO nor
its reporting relationship within NU in such a manner that the Commission's
earlier conclusion would be affected.   The Executive Vice President and
Chief Nuclear Officer for Seabrook will continue to report directly to the Chief Executive Officer of NAESCO, who also holds the NU title of President - Generation Group, and will continue to operate under the oversight and control of the Seabrook joint owners.

     The merger will therefore leave fully intact the technical and operational capabilities of the three nuclear operating organizations to carry out their respective license obligations.

D.   Financial Qualifications

     The subsidiaries and affiliates of CEI and NU that currently possess either operational or ownership responsibilities for the affected nuclear plants are at present all electric utilities within the definition set forth in 10 CFR Section 50.2, and the status of each such entity will remain
unchanged as a result of the merger.   After the proposed merger Consolidated
Edison Company of New York, Inc. and the NU subsidiaries and affiliates occupying an ownership and/or operational role with respect to the affected nuclear plants will continue to recover their costs through rates authorized
by applicable state public utility commissions and by the FERC.   As part of
electric industry restructuring initiatives, some or all of the affected nuclear facilities may become increasingly dependent on operating revenues from wholesale electric sales, however the timing and full extent of such developments are currently uncertain, largely dependent on future events, and
unrelated to the proposed merger.   The financial qualifications of each such
CEI and NU affiliate is presumed by 10 CFR Section 50.33(f) since the electric utility status of each such entity under 10 CFR Section 50.22 is unaffected by the merger.

E.   Decommissioning Funding

     NRC regulations require information showing "reasonable assurance . . . that funds will be available to decommission the facility," 10 CFR Section
50.33(k).   Consolidated Edison Company of New York, Inc., Northeast Nuclear
Energy Company and North Atlantic Energy Service Corporation have filed decommissioning funding status reports with the NRC pursuant to 10 CFR Section 50.75(b) for the Indian Point 1 and 2, Millstone 1, 2 and 3, and Seabrook
nuclear plants, respectively, most recently as of March 31, 1999.   Each CEI
and NU subsidiary and affiliate is providing financial assurance for decommissioning their respective ownership interest(s) in the affected nuclear plant(s) in accordance with those reports through external nuclear decommissioning trusts into which deposits are made at least annually.
After the merger the applicable CEI and NU subsidiaries and affiliates will remain responsible for the decommissioning liabilities associated with their respective nuclear plant ownership interests, and will continue to fund their respective decommissioning trusts in accordance with applicable NRC
regulations.   Thus no change in current decommissioning funding practices will occur as a result of the merger.

F.   Antitrust Considerations

     The licensees do not seek changes to any antitrust conditions contained in the affected licenses, and are of the view that antitrust review by the
NRC associated with the merger is unnecessary.   Recent developments
generally pertaining to FERC-mandated open-access tariffs requiring utilities to provide unaffiliated entities with access to transmission lines on terms comparable to owned generation have enhanced the ability of alternative sources of generation to compete in markets where generation from the
affected nuclear plants is sold.   The NRC has now determined that the
conduct of antitrust reviews subsequent to the initial issuance of operating licenses is not required by the Atomic Energy Act, and that from both public policy and legal perspectives such reviews should not be conducted, see Kansas Gas and Electric Company (Wolf Creek Generating Station, Unit 1), CLI-
99-19 (June 18, 1999).   The Commission's conclusions in Wolf Creek were to a
great extent driven by the recognition that antitrust reviews would as a
matter of course be conducted by other federal agencies.   In connection with
the CEI/NU merger the approval of the FERC is necessary, and there will also be review by the DOJ or FTC pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     In sum, the proposed merger of CEI and NU will not result in any significant changes in the competitive environments in which any of the affected nuclear plants operate so as to require any further antitrust review by the NRC in connection with the merger.

G.   Restricted Data and Classified National Security Information

     This notification/application does not contain any restricted data or other classified defense information, and it is not expected that any such data will be implicated in connection with the NRC's review of the proposed
merger.   Were any such information to become involved, Consolidated Edison
Company of New York, Inc. and the affected subsidiaries and affiliates of NU agree that they will appropriately safeguard such information consistent with NRC determinations pursuant to 10 CFR Parts 25 and 95 that access by any person will not endanger the common defense and security of the United States.

H.   No Environmental Impact

     The Commission's regulations, at 10 CFR Section 51.22(c)(21), provide that Commission consideration of direct or indirect transfers of a NRC license are entitled to a categorical exclusion from environmental review. Commission actions within the scope of the environmental categorical exclusions require a showing of special circumstances before an environmental
review is appropriate.   The CEI/NU merger fully qualifies as a categorical
exclusion under 10 CFR Section 51.22.   However, even if this were not the
case, the complete absence of any environmental impacts is apparent.   The
merger does not involve any changes to the operations of the affected nuclear plants or equipment and does not change or modify any environmental impact previously evaluated in the Final Environmental Statements for the affected
facilities.   No amendments or changes to the operating licenses for the
plants are associated with the merger.   Effectuation of the merger will not
result in any increase in the amounts, or a change in the types, of any radiological or non-radiological effluents that may be allowed to be released
to the off-site environment.   No increase in individual or cumulative
occupational radiation exposures is associated with the proposed merger. Accordingly, this notification/application does not involve any significant environmental impact warranting NRC review.

II.   EFFECTIVE DATE

     As noted, the proposed merger of CEI and NU is subject to DOJ or FTC review pursuant to Hart-Scott-Rodino, and also requires the approval of other federal regulatory authorities in addition to the NRC, including SEC and
FERC.   Certain state regulatory filings will also be made either to provide
notice or to seek acknowledgement, endorsement or consent.   Merger filings
will be made with the following state regulatory agencies:

the Connecticut Department of Public Utility Control,

the Maine Public Utilities Commission,

the Massachusetts Department of Telecommunications and Energy and the Massachusetts Department of Revenue,

the New Hampshire Public Utilities Commission,

the New Jersey Board of Public Utilities,

the New York State Public Service Commission,

the Pennsylvania Public Utility Commission, and

the Vermont Public Service Board.

Approval by CEI's and NU's shareholders is also required.   Until all of the
approvals deemed necessary by CEI and NU have been obtained, the merger cannot be implemented.

    CEI and NU intend to consummate the merger as soon as practicable after
all the requisite approvals have been obtained.   The merger is currently
projected to close in mid-2000.   Therefore, the NRC is requested to review
this notification/application on a schedule that will permit it to act as promptly as possible on and provide its final merger consent to the extent the NRC deems such consent to be necessary, and in any event no later than by
June 15, 2000.   CEI and NU also request that such consent as the NRC may
deem necessary be immediately effective upon issuance and allow the merger to be consummated at any time within twelve (12) months following the date of such NRC consent in order to accommodate other regulatory approvals and administrative activities associated with the merger.

                                 CONCLUSION

     For the foregoing reasons the NRC is requested to consider whether pursuant to the Atomic Energy Act and the Commission's rules and regulations, its consent is required for the merger of CEI and NU on the terms set forth herein and in the accompanying merger agreement, and if such consent is deemed necessary that it be granted on the bases set forth herein.

                             CERTIFICATION

     I, John F. Groth, being duly sworn, state that:

(1) I am Senior Vice President, Nuclear, of Consolidated Edison Company of New York, Inc.;

(2) I am duly authorized to execute and file this certification on behalf of said company;

(3) The statements set forth in the attached notification/application are true and correct to the best of my information, knowledge and belief.



John F. Groth


Sworn and subscribed to before me
this     day of January, 2000.


Notary Public


                             CERTIFICATION


I, Bruce D. Kenyon, being duly sworn, state that:

(1)  I am President - Generation Group of Northeast Utilities;

(2) I am duly authorized to execute and file this certification on behalf of said company;

(3) The statements set forth in the attached notification/application are true and correct to the best of my information, knowledge and belief.



Bruce D. Kenyon



Sworn and subscribed to before me
this     day of January, 2000.



Notary Public